Exhibit 5.1
February 14, 2007
Dick’s Sporting Goods, Inc.
300 Industry Drive
Pittsburgh, Pennsylvania 15275
Ladies and Gentlemen:
          We have acted as counsel to Dick’s Sporting Goods, Inc., a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 622,000 shares (the “Shares”) of the Corporation’s common stock (the “Common Stock”), pursuant to the terms of the Golf Galaxy, Inc. Amended and Restated 1996 Stock and Incentive Plan and the Golf Galaxy, Inc. 2004 Stock Incentive Plan (the “Plans”). Golf Galaxy, Inc. became a wholly owned subsidiary of the Corporation in February 2007.
          As counsel for the Company, we have examined such corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.
     Based on the foregoing, we are of the opinion that when the Shares have been issued and sold and the consideration is received therefore by the Corporation pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.
     We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the General Corporation Law of Delaware.
     We consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the Securities and Exchange Commission.
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     This opinion has been prepared for your use in connection with the possible sale of the Shares, and speaks as of the date hereof. We assume no obligation to advise of you any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.
     It is understood that this opinion is to be used only in connection with the sale of the Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Jeremiah G. Garvey
BUCHANAN INGERSOLL & ROONEY PC